Exhbit 10.21
SHAREHOLDERS' AGREEMENT

THIS SHAREHOLDERS' AGREEMENT (this Agreement) is made as of June 22, 1995, among the undersigned shareholders, John M. Young (Young) and Gold Capital Corporation, a Colorado corporation (the Corporation). The shareholders are more particularly described in Schedule A attached hereto and are hereinafter each sometimes referred to individually as a Shareholder, and collectively as Shareholders.

A. The authorized capital of the Corporation is 5,000,000 shares of preferred stock, par value $0.01 per share, of which 300,000 Series A convertible Preferred shares are issued and outstanding, and 25,000,000 shares of common stock, $0.0001 par value per share, of which there are 2,619,698 shares issued and outstanding;

B. The Shareholders are the registered and beneficial owners of the number of shares of common stock set opposite their respective names as more particularly set forth on Schedule A;

C. The parties are entering into this Agreement in connection with the purchase by Royalstar Resources Ltd. (Royalstar) of 2,200,000 shares of Common Stock (the Investment) pursuant to a Private Placement Subscription Agreement dated June 22, 1995. At the request of U.S. Gold Corporation (U.S. Gold) and in consideration of Young agreeing to act as a director and chief executive officer of the Corporation, the Corporation and the shareholders other than Royalstar (the Other Shareholders) wish to provide the President of Royalstar, Young, with certain rights and privileges in addition to those otherwise attaching to the shares of Common Stock.

NOW, THEREFORE, in consideration of the above facts and their mutual promises herein, the parties hereto agree as follows:

1.  Definitions.

1.1 Unless otherwise specified, the term Stock shall include (i) all of the issued shares of capital stock of the Corporation including, without limitation, shares that may be issued by reason of stock splits, reverse stock splits, stock dividends or other recapitalization of the Corporation, (ii) all rights, options or warrants to purchase capital stock of the Corporation, and (iii) all securities convertible into or exchangeable for any of the securities described in clause (i) or clause (ii), now owned or hereafter acquired by any person or entity.

1.2 The term Transfer or derivatives thereof shall mean any voluntary or involuntary disposition of any interest in Stock including, without limitation, sale, exchange, transfer, assignment, hypothecation, pledge or gift or by operation of law, resulting from death or otherwise. Such term shall also include the establishment of ownership in joint tenancies of any description.

The term Transfer shall not include the transfer of stock for no consideration to a trust established solely for the benefit of the transferring shareholder or the spouse or any direct lineal descendant of the transferor, or to a corporation owned eighty percent (80%) or more by the transferor or his or her spouse or lineal descendants; provided that such trust or corporation agrees in writing to be bound by the terms of this Agreement and to sell its Stock at the same times and on the same terms and conditions as if the transferring Shareholder continued to own such Stock.

1.3 The terms Shareholder and Shareholders shall include the undersigned shareholders and any person who has acquired Stock in the Corporation and has agreed in writing to be bound by the terms of this Agreement.

2.  Terms of Agreement.

2.1 This Agreement shall be effective as of the date hereof and shall remain in force until June 21, 2000 or shall sooner terminate upon (a) the written agreement of all of the Shareholders (b) a sale or Transfer by a Shareholder of Stock subject to this Agreement pursuant to the Right of First Refusal Agreement provided that this Agreement shall remain in full force and effect and bind such Shareholders with respect to any remaining Stock held by such Shareholder or (c) Young is no longer either the Chief Executive Officer of Royalstar or the Chairman, chief executive officer and president of the Corporation.

2.2 The parties hereto acknowledge their intention to periodically review the terms of this Agreement to consider the usefulness and fairness of the Agreement in accomplishing the intents and purposes of the Corporation and the Shareholders. Failure to periodically review the terms of this Agreement pursuant to this Section 2.2 shall not affect the validity or enforceability of any term or conditions contained herein, nor shall any damages, judgment, or order of specific performance be available to any person to compel or compensate for any failure to periodically review the terms of this Agreement.

3.  Grant of Proxies; Voting Agreement.

3.1 Simultaneously with the execution and delivery of this Agreement, each of the Other Shareholders shall deliver to Young a duly executed irrevocable proxy (each, a Proxy) in the form attached hereto as Schedule B, with respect to all of the voting stock of the Corporation owned or controlled by the Shareholder. Each of the Other Shareholders hereby acknowledges and agrees that he or it is giving his or its Proxy at the request of U.S. Gold and that this Agreement embodies a voting agreement between him or it an John Young within the meaning of C.R.S. 7-107-203. Except as provided in Section 2.1 hereof, each of the Other Shareholders further acknowledges and agrees that his or its Proxy is coupled with an interest and rendered irrevocable in accordance with C.R.S. 7-107-203(5)(e).

3.2 Each of the Other Shareholders hereby agrees that, in the event that the Proxy given by such Other Shareholder shall be determined to be defective or invalid by any governmental authority having proper jurisdiction, such Other Shareholders shall, until June 21, 2000 or the earlier termination of this Agreement, participate in all votes of the shareholders of the Corporation and shall cast all of such Other Shareholder's votes as a shareholder as directed by Young. Each of the Other Shareholders further agrees that, in such event, such Other Shareholder shall, until the termination of this Agreement, participate in all votes of the shareholders on, and shall cast all of such Other Shareholder's votes as a shareholder as directed by Young on, any of the following actions by the
Corporation:

(a) Amendment or repeal or alteration in any way of any provision in the articles of incorporation or bylaws of the Corporation;

(b) Merger, consolidation or exchange of Stock of the Corporation with another corporation;

(c) Transfer of all or substantially all of the assets of the Corporation; or

(d) Termination, dissolution or wrapping up of the affairs of the Corporation.

At the request of Young, any Other Shareholder whose Proxy shall have been determined to be defective shall promptly execute and deliver to Young a new, non-defective irrevocable proxy in substance identical to such Other Shareholder's original Proxy.

4.  Remedies.

4.1 The parties agree that they will not have an adequate remedy at law for the breach of this Agreement. The parties shall have available for any breach of this Agreement the remedies of specific performance and injunctive relief, together with all other remedies at law and in equity. No waiver of or forbearance to enforce any right or provision hereto shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or any other right or provision.

5.  Modification or Termination.

5.1 This Agreement may not be modified or terminated orally, and no modification, termination, amendment, or attempted waiver shall shall be valid unless in writing signed by the party against whom the agreement its sought to be enforced.

6.  Endorsement on Stock Certificates.

6.1 Upon signing this Agreement, the Other Shareholders shall temporarily surrender their Stock certificates(s) to the Corporation and the Corporation shall cause the following endorsement to be placed thereupon before returning such certificates:

THE RIGHT OF SALE, ASSIGNMENT, TRANSFER, ENCUMBRANCE, PLEDGE, OR
ANY OTHER DISPOSITION OF THE SHARES OF STOCK REPRESENTED BY THIS
CERTIFICATE IS RESTRICTED BY, AND SUBJECT TO, THE TERMS AND
PROVISIONS OF AN AGREEMENT DATED JUNE 22, 1995.

A COPY OF THIS AGREEMENT IS ON FILE WITH THE SECRETARY OF THE
CORPORATION AND AVAILABLE FOR INSPECTION ON REQUEST.

THE VOTING OF THE SHARES REPRESENTED HEREBY IS SUBJECT TO THE
TERMS OF THE SAME AGREEMENT.

THE VOTING POWER OF THE SHARES EVIDENCED HEREBY HAS BEEN
PREVIOUSLY GRANTED TO JOHN M. YOUNG PURSUANT TO A WRITTEN PROXY
EFFECTIVE JUNE 22, 1995, WHICH PROXY IS IRREVOCABLE.

All certificates representing shares of Stock issued to or acquired by any Other Shareholder subsequent to the date hereof shall, if the recipient thereof is or shall be bound by the terms of this Agreement as a Shareholder, bear the above legends, as appropriate. The legend shall be removed forthwith upon the valid sale or Transfer of the Stock.

7.  Other Covenants

7.1 Each of the Other Shareholders hereby agrees to enter into and execute the following documents:

1. The Right of First Refusal Agreement, a copy of which is attached hereto as Schedule C;

2. The Agreement to recommend and support and nomination and election of directors of Gold Capital Corporation, a copy of which is attached hereto as Schedule D;

3. The Voting Agreement, a copy of which is attached hereto as Schedule E; and

4. The Consent and Acknowledgment, a copy of which is attached hereto as Schedule F.

8.  Notices.
8.1 All notices, offers, acceptances, requests, or other communications hereunder to the Shareholders, Young or the Corporation shall be in writing and shall be deemed to have been duly given if delivered in person or mailed certified or registered to the parties at the addresses designated in the stock records of the Corporation, or to such other addresses as any party hereto shall designate to the Corporation in writing. Any such communication to the Corporation shall be delivered or mailed as described above to it at the address on the signature page, or to such other address as shall be designated by the Board of Directors and notice of which is personally delivered or sent by certified or registered mail to the Shareholders or Young. Notices and other communications shall be deemed received and effective upon the earlier of (i) hand delivery to the recipient, or (ii) five (5) days after being mailed by certified or registered mail, postage prepaid, return receipt requested.

9.  Successors and Assigns.

9.1 The rights of Young under Section 3 hereof are personal to Young and may not be assigned or transferred by Young to any other person or entity, whether voluntarily, involuntarily, by operation of law, by inheritance or will, or otherwise. Subject to the limitation of the preceding sentence, the terms and conditions of this Agreement shall inure to the benefit of and shall be binding upon the heirs, personal representatives, successors, and assigns of the parties hereto and no signature or other indication of assent by any such person shall be required as a prerequisite to enforceability.

10.  Implementation of Agreement.

10.1 Each Shareholder agrees at all times to vote such Shareholder's Stock (or, if applicable, to direct the trustee of such Shareholder's respective grantor trust to vote its Stock) and to otherwise exercise any authority or control now or hereafter enjoyed as an officer, director, or participant in the Corporation so as to ensure the complete performance and execution of each and every provision of this Agreement according to its terms.

11.  Costs and Expenses of Enforcement.

11.1 If suit is brought to interpret or enforce any term or provision of this Agreement, of if any dispute among the parties is settled by agreement of the parties, the prevailing party or parties in either case shall, in addition to any other relief to which such party or parties may be entitled, be awarded against the other party or parties such prevailing party or parties' attorneys fees and costs reasonably and actually incurred.

12.  Governing Law.

12.1 This Agreement shall be governed for all purposes by the laws of Colorado. Venue for any action shall lie in the Courts of Colorado.

13.  Severability.

13.1 Each term and provision of this Agreement is intended to be enforced to the maximum extent permitted by applicable law. If any term or provision of this Agreement, or the applicability thereof to any person or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and shall continue in full force and effect.

14.  Entire Agreement.

14.1 This Agreement and the schedules attached hereto constitutes the entire agreement among the parities with respect to the disposition of shares of Stock of the Corporation and supersedes all prior or contemporaneous written or oral agreements with respect thereto.

15.  Headings and Gender.

15.1. The headings of the Sections of this Agreement have been included for convenience of reference purposes only and shall in no way be interpreted to restrict or modify the terms hereof. The use of pronouns of any gender herein shall include pronouns of all other genders, as applicable.

16.  Counterparts.

16.1 This Agreement may be executed by original or facsimile signature in one or more counterparts, each of which may be termed an original, but all of which together shall constitute one Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

GOLD CAPITAL CORPORATION,
a Colorado corporation

Per: /s/ William W. Reid
William W. Reid, Director

/s/ John M. Young
JOHN M. YOUNG

U.S. GOLD CORPORATION
Per: /s/ William W. Reid

TONKIN SPRINGS VENTURE  LIMITED PARTNERSHIP
TONKIN SPRINGS GOLD MINING COMPANY
Per:  /s/ William W. Reid

ROYALSTAR RESOURCES LTD.
Per: /s/ John M. Young


SCHEDULE A TO THE SHAREHOLDERS' AGREEMENT

Name and Address                   Number of Shares
of Beneficial Owner                (including Option Shares)

U.S. Gold Corporation                   0
55 Madison Street, Suite 745
Denver, Colorado 80206

Tonkin Springs Venture
Limited Partnership                     127,702
55 Madison Street, Suite 745
Denver, Colorado 80206

Tonkin Springs Gold Mining Company      0
55 Madison Street, Suite 745
Denver, Colorado 80206

Royalstar Resources Ltd.                2,500,000
900 - 999 West Hastings Street
Vancouver, BC, Canada V6C 2W2

SCHEDULE B TO THE SHAREHOLDERS' AGREEMENT
IRREVOCABLE PROXY COUPLED WITH AN INTEREST
Pursuant to Colorado Revised Statues 7-107-203(5)

1. The undersigned shareholder (the Shareholder), holder of the number of shares of common stock, par value $.0001 per share (Common Stock), of Gold Capital Corporation, a corporation organized and existing under the laws of Colorado (the Corporation), set forth opposite the Shareholder's signature (the Shares), hereby irrevocably appoints and constitutes John M. Young (Young) as his or its attorney and proxy to attend meetings, vote, give consents and in all other ways to act in the Shareholder's place and stead as to all of the Shares as long as this Irrevocable Proxy is in effect. Death or incapacity of the Shareholder shall not cause a revocation of his or its Irrevocable Proxy. Young shall have full power of substitution and revocation and any proxies heretofore given are hereby revoked.

2.  In compliance with C.R.S. 7-107-203(5), this Irrevocable
Proxy is made irrevocable and executed (a) in consideration of Young, at the request of U.S. Gold Corporation, agreeing to act as a director and chief executive officer of the Corporation (b) in connection with Young being a party to a voting agreement with the Shareholder embodied in that certain Shareholders' Agreement, dated as of June 22, 1995 (the Shareholders' Agreement), among the Corporation, Young, the Shareholder and certain other shareholders of the Corporation.

3. Young shall have complete discretion to vote the shares under this Irrevocable Proxy as to any matter requiring a vote of shareholders of the Corporation until June 21, 2000. Without limiting the generality of the foregoing, Young shall have complete discretion to vote the shares under this Irrevocable Proxy on any of the following actions by the Corporation:

(a) Amendment or repeal or alteration in any way of any provision in the articles of incorporation or bylaws of the Corporation;

(b) Merger, consolidation or exchange of stock of the Corporation with another corporation;

(c) Transfer of all or substantially all of the assets of the Corporation; or;

(d) Termination, dissolution or wrapping up of the affairs of the Corporation.

4. Any additional shares of voting capital stock issued to the Shareholder shall be subject to this Irrevocable Proxy. A certificate or certificates evidencing the Shares and any additional shares issued to the Shareholder shall be affixed with a legend indicating that the shares evidenced thereby are subject to this Irrevocable Proxy as follows:

THE VOTING POWER OF THE SHARES EVIDENCED HEREBY HAS BEEN
PREVIOUSLY GRANTED TO YOUNG PURSUANT TO A WRITTEN PROXY EFFECTIVE
JUNE 22, 1995, WHICH PROXY IS IRREVOCABLE.

5. This proxy shall terminate upon the termination of the Shareholders' Agreement, unless earlier terminated by Young.

6. In the event of a dispute or controversy arising out of or relating to this Irrevocable Proxy, or performance hereof, Young shall be entitled to vote the shares pursuant to this Irrevocable Proxy during the pendency of such dispute. The Shareholder acknowledges that the only basis to contest in any way this Irrevocable Proxy, or the voting of shares hereunder, is for gross abuse by Young of the voting rights herein transferred.
The prevailing party in any litigation or proceeding pertaining to this Irrevocable Proxy shall be entitled to reasonable attorney's fees actually incurred, together with costs of the litigation, including expert witness fees, if any.

Dated:   June 22, 1995
                                                127,702
                                Stock Owned and Subject to this
                                         Irrevocable Proxy
ACCEPTED AND AGREED TO
/s/ John M. Young
JOHN M. YOUNG


SCHEDULE C TO THE SHAREHOLDERS' AGREEMENT
FIRST RIGHT OF REFUSAL AGREEMENT
FOR COMMON SHARES OF
GOLD CAPITAL CORPORATION

This agreement is entered into by U.S. Gold Corporation, a Colorado corporation, Tonkin Springs Venture Limited Partnership (TSVLP), a Nevada limited partnership owned by subsidiaries of U.S. Gold Corporation, and Tonkin Springs Gold Mining Company, the general partner of TSVLP (collectively hereinafter called U.S. Gold), and Royalstar Resources Ltd., a Canadian corporation (Royalstar).

WHEREAS, Royalstar and Gold Capital Corporation, a Colorado corporation (Gold Capital) have entered into a Private Placement Subscription Agreement dated June 22, 1995 (Private Placement Agreement), under which Royalstar has agreed to purchase 2,200,000 shares of Common Stock of Gold Capital, the purchase of the shares hereinafter described as the Second Closing; and

WHEREAS, U.S. Gold: (i) currently owns 127,702 shares of Gold Capital's Common, (ii) has committed to convert 300,000 shares of Gold Capital's $0.01 par value Series A Preferred Convertible Stock (the Preferred Stock) into 1,500,000 shares of Gold
Capital Common Stock, as provided in Commitment and Agreement to Convert dated June 22, 1995, a copy of which is attached hereto as Schedule A and incorporated herein by reference, and (iii) at the discretion of Royalstar, additional Common Stock may be issued to U.S. Gold by Gold Capital in satisfaction of the pro-rata 1995 dividends on the Preferred Stock as set out in the Commitment and Agreement to Convert; and

WHEREAS, as a precondition to the Second Closing, Royalstar requires the Shareholders to enter into this First Right of Refusal Agreement, and

WHEREAS, the Shareholders are willing to enter into this Agreement in order to facilitate the Second Closing.

NOW THEREFORE, the parties agree as follows:

1. The Shareholders hereby grant to Royalstar a first right of refusal as related to sales of Common Shares of Gold Capital by the Shareholders to third-party non-affiliates, for a period of five (5) years from the date of the Second Closing, as provided herein (First Right of Refusal).
(a) A Shareholder will give Royalstar written notice of such Shareholder's intention to sell any shares of Common Stock of Gold Capital beneficially owned directly or indirectly by such Shareholder to any person, except for an Affiliate, as hereinafter defined, such written notice to provide in reasonable detail, the terms, conditions and timing of such intended sale provided that a written notice from a Shareholder to the effect that a prescribed number of shares will be sold at the prevailing market price shall constitute a valid Sales Notice (Sales Notice). Affiliates of U.S. Gold is defined as any entity in which U.S. Gold Corporation directly or indirectly owns a greater than 50% interest.

(b) Royalstar will have 10 business days from receipt of the Sales Notice to give such Shareholder written notice of Royalstar's irrevocable election to exercise its rights to purchase the shares covered by the Sales Notice under terms and conditions no less favorable to such Shareholder than those included in the Sales Notice.

(c) If Royalstar has not given notice to such Shareholder of its irrevocable intent to exercise its rights as provided in (b) and within the required time frame specified above, Royalstar shall relinquish any First Right of Refusal related specifically to those shares included in the Sales Notice, unless such sale(s) are not consummated by such Shareholder within 30 days of the date of the Sales Notice.

(d) Any election by Royalstar not to exercise its First Right of Refusal as related to any Sales Notice shall not change or diminish Royalstar's rights under this agreement as related to subsequent Sales Notices.

(e)  This First Right of Refusal shall specifically not apply to:
(i) transfers of Common Stock among and between Affiliates of U.S. Gold, and (ii) dispositions of Common Stock by U.S. Gold through the sale, grant or exercise of stock option agreements with officers and directors of U.S. Gold.

(f) All rights and obligations of the parties to this agreement shall terminate absolutely upon the earlier of the fifth anniversary of the date of the Second Closing and the date all of the shares subject to this agreement are sold.

2. A Shareholder may sell or transfer any shares of Common Stock of Gold Capital beneficially owned directly or indirectly by such Shareholder to an Affiliate provided that such Affiliate agrees in writing to be bound by the terms of this Agreement.

3.  Written Notice shall be valid by either confirmed facsimile transmission to the numbers provided below, or by messenger
delivery to the appropriate addresses provided below:
      Attention:  William W. Reid, President
      55 Madison, Suite 745
      Denver, Colorado  80206
      Telephone (303) 322-8002
      Fax (303) 322-7866

(b)   Royalstar Resources Ltd.
      Attention:  John M. Young, President
      900 - 999 West Hastings Street, Vancouver
      British Columbia, Canada  V6C 2W2
      Telephone (604) 683-3613
      Fax (604) 683-6699

4.  Miscellaneous:

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

(b) This Agreement shall bind and inure to the benefit of the successors and assigns of the respective parties.

5.  Counterparts:

This Agreement may be executed by original or facsimile signature in one or more counterparts, each of which may be termed an original, but all of which together shall constitute one
Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement on this 22nd day of June, 1995.

ROYALSTAR RESOURCES LTD.
Per: /s/ John M. Young
John M. Young, President and CEO
900 - 999 West Hastings Street
Vancouver, British Columbia

U.S. GOLD CORPORATION
Per: /s/ William W. Reid
William W. Reid, President
55 Madison, Suite 745
Denver, Colorado  80206

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP
Per: /s/ William W. Reid
William W. Reid, President
Tonkin Springs Gold Mining Company,
General Partner and Manager - Tonkin Springs Venture L.P.
55 Madison, Suite 745
Denver, Colorado  80206

TONKIN SPRINGS GOLD MINING COMPANY
Per: /s/ William W. Reid General Partner and Manager
Tonkin Springs Venture L.P
55 Madison, Suite 745
Denver, Colorado  80206


SCHEDULE D TO THE SHAREHOLDERS' AGREEMENT
AGREEMENT TO RECOMMEND AND SUPPORT
NOMINATION AND ELECTION OF DIRECTORS
OF GOLD CAPITAL CORPORATION

This agreement is entered into by Royalstar Resources Ltd., a Canadian corporation (Royalstar), John M. Young, an individual, Gold Capital Corporation, a Colorado corporation (Gold Capital), and Bill M. Conrad, Raymond E. McElhaney and William
W. Reid (the undersigned board members) effective June 22,
1995.

WHEREAS, Royalstar and Gold Capital have entered in a Private Placement Subscription Agreement dated June 22, 1995 (the
Private Placement Agreement), under which Royalstar has agreed to purchase an additional 2,200,000 shares of common stock of Gold Capital and closing of the purchase is hereinafter described as the Second Closing; and

WHEREAS, as a precondition to the Second Closing, Royalstar and Tonkin Springs Venture Limited Partnership, a Nevada limited partnership (TSVLP) have agreed to enter into a Voting
Agreement effective upon the Second Closing, whereby TSVLP would assign its voting rights under shares of common stock of Gold Capital owned from time to time by TSVLP, TSVLP's parent corporations, or U.S. Gold Corporation, to John M. Young, for a period of five years from the date of the Second Closing; and

WHEREAS, John M. Young may now, or from time to time in the future, directly own or indirectly control certain voting rights represented by shares of common stock of Gold Capital; and

WHEREAS, as inducement to Gold Capital to complete the Second Closing, and as provided in the Private Placement Agreement, Royalstar and John M. Young have agreed, individually, to support the nomination and election of three (3) non-Royalstar nominated individuals to serve as directors of Gold Capital,

NOW THEREFORE, the parties agree as follows:

1. Royalstar agrees with the undersigned board members of Gold Capital and commits, during the term of the Voting Agreement to support the nomination of and vote any common shares of Gold Capital held by it directly or indirectly, in favor of the three non-Royalstar individuals to serve as members of the Board of Directors of Gold Capital, as directed collectively in writing by Gold Capital board of director members Bill M. Conrad, Raymond E. McElhaney and William W. Reid, or by their successors as members of the Board of Directors of Gold Capital.

2. John M. Young agrees with the undersigned board members of Gold Capital and commits during the term of the Voting Agreement, to support the nomination of and vote any common shares of Gold Capital held by him, directly or indirectly, in favor of the three non-Royalstar individuals to serve as members of the Board of Directors of Gold Capital, as directed collectively in writing by Gold Capital board of director members Bill M. Conrad, Raymond
E. McElhaney and William W. Reid, or by their successors as members of the Board of Directors of Gold Capital.

3.  Miscellaneous:

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado.

(b) This Agreement shall bind and inure to the benefit of the successors and assigns of the respective parties.

4. This Agreement may be executed by original or facsimile signature in one or more counterparts, each of which may be termed an original, but all of which together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties have executed this agreement on this 22 day of June, 1995.


ROYALSTAR RESOURCES LTD.

Per: /s/ John M. Young             /s/ Bill M. Conrad
John M. Young, President and CEO   BILL M. CONRAD
900 - 999 West Hastings Street
Vancouver, British Columbia
Canada  V6C 2W2
                                   /s/ Raymond E. McElhaney
RAYMOND E. McELHANEY

Per: /s/ John M. Young
John M. Young, an individual       /s/ William W. Reid
900 - 999 West Hastings Street     WILLIAM W. REID
Vancouver, British Columbia
Canada  V6C 2W2

GOLD CAPITAL CORPORATION
Per: William W. Reid, Director
55 Madison, Suite 745
Denver Colorado  80206


SCHEDULE E TO THE SHAREHOLDERS' AGREEMENT
VOTING AGREEMENT

THIS VOTING AGREEMENT (the Agreement) is made as of June 22, 1995, between Tonkin Springs Venture limited Partnership, a Nevada Limited Partnership, Tonkin Springs Gold Mining Company, a Colorado corporation, U.S. Gold Corporation, a Colorado corporation, John M. Young with respect to certain securities of Gold Capital Corporation, a Colorado corporation, John M. Young, as an individual and Royalstar Resources Ltd., a Canadian corporation.

NOW, THEREFORE, in consideration of the above facts and their mutual promises herein, the parties hereto agree as follows:

1. The parties hereto acknowledge that all the rights and obligations in respect to the Voting Agreement are hereby incorporated in the terms of the Shareholders' Agreement and that other than as is set forth in the Shareholders' Agreement there are no voting rights granted by U.S. Gold Corporation, Tonkin Springs Ventures Limited Partnership or Tonkin Springs Mining Company in respect of the securities of Gold Capital Corporation.

2. This Agreement may be executed by original or facsimile signature in one or more counterparts, each of which may be termed an original, but all of which together shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Voting
Agreement as of the 22nd day of June, 1995.

TONKIN SPRINGS VENTURES LIMITED PARTNERSHIP
Per: /s/ William W. Reid
William W. Reid, President
55 Madison, Suite 745
Denver Colorado  80206

TONKIN SPRINGS GOLD MINING COMPANY
Per: /s/ William W. Reid
William W. Reid, General Partner and Manager -
Tonkin Springs Venture L.P.
55 Madison, Suite 745
Denver Colorado  80206

U.S. GOLD CORPORATION
Per: /s/ William W. Reid
William W. Reid, President and Manager -
Tonkin Springs Venture L.P.
55 Madison, Suite 745
Denver Colorado  80206

/s/ John M. Young
John M. Young
900 - 999 West Hastings Street
Vancouver, B.C., Canada  V6C 2W2

ROYALSTAR RESOURCES LTD.
John M. Young, President
900 - 999 West Hastings Street
Vancouver, B.C., Canada  V6C 2W2

GOLD CAPITAL CORPORATION
Per: /s/ William W. Reid
William W. Reid, President
55 Madison, Suite 745
Denver Colorado  80206


SCHEDULE F TO THE SHAREHOLDERS' AGREEMENT
CONSENT AND ACKNOWLEDGMENT

This Agreement is entered into by U.S. Gold Corporation, a Colorado corporation, Tonkin Springs Gold Mining Company, and Tonkin Springs Venture Limited Partnership, a Nevada limited partnership owned by subsidiaries of U.S. Gold Corporation (TSVLP).

WHEREAS, Royalstar Resources Ltd., a Canadian corporation (Royalstar) and Gold Capital Corporation, a Colorado corporation (Gold Capital) have entered into a Private Placement Subscription Agreement dated for reference June 22, 1995 (Private Placement Agreement), under which Royalstar has agreed to purchase 2,200,000 shares of Common Stock of Gold Capital (Private Placement).

WHEREAS, the Shareholders are shareholders of Gold Capital.

WHEREAS, it is a condition of the Private Placement that Royalstar acquire control of Gold Capital through:

(a) the acquisition of approximately 52% of the issued and outstanding Common Stock of Gold Capital on a non-diluted basis;

(b) the control of the Board of Directors of Gold Capital by virtue of appointing four of the seven nominees to the Board of Directors of Gold Capital;

(c) the Shareholders' Agreement made as of June 22, 1995 among the Shareholders and Gold Capital, under which the Shareholders have provided John M. Young with certain rights and privileges in addition to those otherwise attaching to the shares of Common Stock.

NOW THEREFORE, the parties agree as follows:

1. In view of and in consideration of the foregoing, each of the Shareholders hereby acknowledges that if there is anything inconsistent in the Articles of Incorporation and Bylaws of Gold
Capital and all amendments thereto, resolutions of the directors or shareholders of Gold Capital or the provisions of any indenture, instrument, agreement or undertaking to which Capital is a party or by which Gold Capital or the properties or assets of Gold Capital are bound which would be inconsistent with or which would constitute a default thereunder as a result of the foregoing transactions, each of the Shareholders hereby agrees to do, execute and deliver or cause to be done executed and delivered all such further acts, documents and things, vote their shares in favor of, and sign any amendments which may be required to give effect to the full intent of the foregoing transactions provided it is understood that the Shareholders shall only be obliged to observe the covenant contained in this clause one to the extent that it is within their corporate power and authority to do so.

2. None of the Shareholders is aware of anything in the affairs of Gold Capital which is presently inconsistent with the foregoing intent and purpose.

Dated as of this 22nd day of June, 1995.

U.S. GOLD CORPORATION
Per: /s/ William W. Reid

TONKIN SPRINGS VENTURE LIMITED PARTNERSHIP
Per:/s/ William W. Reid

TONKIN SPRINGS GOLD MINING COMPANY
Per: /s/ William W. Reid